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                                                                    EXHIBIT 23.4

                                   [FORM OF]

                        CONSENT OF INDEPENDENT AUDITORS

The Board of Directors

International Wireless Communications Holdings, Inc.:

    We consent to the use of our report dated July 17, 1996, on the consolidated balance sheets of Syarikat Telefon Wireless (M) Sdn Bhd as of December 31, 1994 and 1995, and the related consolidated profit and loss accounts, statements of shareholders' equity and cash flow for each of the years in the three-year period ended December 31, 1995, included herein, and to the reference to our firm in the form and context in which they are contained in the Prospectus.

                                          KPMG Peat Marwick

KPMG Peat Marwick
Public Accountants
Kuala Lumpur
February   , 1997